Exhibit 99.1

Timberline Provides Economic Update on Butte Highlands Gold Project, Announces Amended Warrant Terms

September 24, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) is pleased to provide updated economic projections for its Butte Highlands Gold Project joint venture and announce changes to the terms of its outstanding Series A Warrants.

The Butte Highlands Gold Project is a joint venture between Timberline and Small Mine Development (SMD), a premier underground mining and mine development contractor.  As previously announced, the company recently initiated development work at the Butte Highlands project after receiving its amended exploration permit for development of the underground mine and an extensive underground dill program.  An internal scoping study is being conducted to update the historic resource calculations and better define the economic projections.

Timberline CEO Randal Hardy, offering a preliminary economic update on the Butte Highlands Gold Project, said, “Based on our internal analysis to date, we expect annualized production beginning in late 2010 or early 2011 of approximately 50,000 – 75,000 ounces of gold at an estimated cost of $400 to $500 per ounce.  At an average expected grade of 0.27 ounces of gold per ton, and a projected production rate of 750 tons per day, the Butte Highlands Gold Project is expected to have a mine life of over seven years and provide an average annual net income of $34,300,000 based on a gold price of $1,000 per ounce.  Timberline’s 50% interest in annualized net income would, therefore, be anticipated to be $17,150,000.  A sensitivity analysis using gold prices of $800 and $900 per ounce projects Timberline’s average annual net income to be $10,900,000 and $14,000,000, respectively.”

Mr. Hardy added, “We are looking forward to generating discretionary cash flow for the benefit of our shareholders.  Our current expectations are that we would invest 50% to 60% of our cash flow to fund additional property acquisitions and exploration programs - with an objective of identifying other properties with similar potential to our current Butte Highlands Gold Project.  Another 15% to 25% of cash flow would be used for general corporate overhead and working capital, and we anticipate allocating 20% to 30% of our discretionary cash flow to dividends and share buyback programs.  We anticipate that our business model will continue to advance as our investment in exploration leads to further discoveries and development of producing properties.”

Timberline also announced that it has amended the terms of its outstanding Series A Warrants.  The warrants were issued in conjunction with units sold approximately two years ago for $2.75 per unit.  Each warrant had an initial exercise price of $3.50 per share.  The Company’s Board of Directors has authorized a reduction in the warrant exercise price to $0.50 per share and an extension in the expiration date to October 16, 2009 in order to allow sufficient time for the exercise of the warrants.

Mr. Hardy will be giving a presentation with more detailed information regarding the company and the Butte Highlands Gold Project at the Silver Summit in Spokane, Washington on September 25, 2009.  The presentation and other updates, including photos and videos, will be available on the company’s web site at www.timberline-resources.com.

The warrants and the common shares issuable upon exercise of the warrants have not been registered under the United States Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.  The press release does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction in which such offer or sale is prohibited.

Timberline Resources Corporation is a diversified gold company comprised of three complementary business units:  a mine in production with upcoming gold production, exploration and drilling services.  Its unique, vertically-integrated business model provides investors exposure to gold production, the “blue sky” potential of exploration, and the “picks and shovels” aspect of the mining industry.  Timberline has contract core drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company has formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at its Butte Highlands Gold Project and has begun development in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859